EXHIBIT 1

Termination of Voting Agreement

Effective on January 26, 2024, the undersigned hereby agree to terminate the Voting Agreement dated December 9, 2021.

AINOS, INC., a Texas Corporation		AINOS INC., a Cayman Islands company

By:	/s/Chun Hsien Tsai	By:	/s/Chun Hsien Tsai
	Chun Hsien Tsai, Chairman, President, and CEO		Chun Hsien Tsai, Director

By:	/s/ Stephen T. Chen	By:	/s/ Virginia M. Chen
	Stephen T. Chen, individually		Virginia M. Chen, individually
	Stephen T. Chen and Virginia M. Chen Living Trust, dated April 12, 2018		Stephen T. Chen and Virginia M. Chen Living Trust, dated April 12, 2018

By:	/s/ Stephen T. Chen	By:	/s/Virginia M. Chen
	Stephen T. Chen, Trustee		Virginia M. Chen, Trustee
By:	/s/ Hung Lan Lee
Hung Lan Lee, individually